Exhibit 3.1

GLOBAL MEDICAL REIT INC.

ARTICLES OF AMENDMENT

Global Medical REIT Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, at the Effective Time (as defined below), the Corporation’s name shall be changed to Chiron Real Estate Inc. and by deleting existing Article II of Exhibit A in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Chiron Real Estate Inc.

SECOND: These Articles of Amendment shall be effective at 12:01 a.m., eastern time, on February 23, 2026 (the “Effective Time”).

THIRD: The amendment to the Charter as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-605(a)(1) of the MGCL, no stockholder approval was required.

FOURTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 19th day of February, 2026.

ATTEST:		GLOBAL MEDICAL REIT INC.

By:	/s/ Jamie Barber	By:	/s/ Mark Decker, Jr.
Name:	Jamie Barber	Name:	Mark Decker, Jr.
Title:	General Counsel and Secretary	Title:	Chief Executive Officer and President